UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2009
Bob Evans Farms, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On February 4, 2009, Bob Evans Farms, Inc. (the “Company”) issued a news release announcing preliminary financial results for the fiscal 2009 third quarter ended January 23, 2009. A copy of this news release is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.
     The information in Item 2.02 of this Current Report on Form 8-K, including the information contained in Exhibit 99, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise explicitly stated in such filing.
Item 2.06. Material Impairments.
     The Company is required for accounting purposes to assess the carrying value of goodwill and other intangible assets annually or whenever circumstances indicate that a decline in value may have occurred. Based on the consolidated Company’s stock valuation relative to its book value, a revised store development plan for Mimi’s Café, and continued declining same-store sales at Mimi’s Café, the Company determined that indicators of potential impairment were present during the third quarter of fiscal 2009. As a result, the Company, with the assistance of an independent, third-party valuation specialist, assessed the carrying value of acquired goodwill and intangible assets with indefinite lives for impairment, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” The measurement of impairment of goodwill and indefinite life intangibles consists of two steps, which require the Company to determine the fair value of its reporting units and to allocate reporting unit fair value to the individual assets and liabilities. On January 29, 2009, management reviewed preliminary results of this valuation and concluded that an impairment charge for impairment of the value of goodwill and other intangible assets related to Mimi’s Café needed to be recorded. The valuation was completed and, based on the fair market value of the Mimi’s Café business, its revised future development plans, the overall challenging economic conditions in the primary markets where Mimi’s Café operates, as well as discounted future cash flow and sales projections, the Company was required to record pre-tax non-cash impairment charges of $56.2 million for goodwill and $11.8 million for other intangible assets (i.e., the Mimi’s Café trade name) for Mimi’s Café.
     During the third quarter of fiscal 2009, the Company reviewed its long-lived assets related to Mimi’s Café for indicators of impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.” The Company identified certain Mimi’s Cafés with negative cash flow, declining sales performance or other potential indicators of impairment. The Company then compared the fair value of these restaurants to their carrying value. Based on this analysis, on January 29, 2009, management concluded that it was necessary to record approximately $6.4 million in pretax non-cash fixed-asset impairment charges for six Mimi’s Café restaurants. The impairment charge represents the excess of the carrying value of these restaurants over their fair value.
     These impairment charges are not expected to result in any future cash expenditures.

Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired – Not Applicable

(b)	Pro Forma Financial Information – Not applicable

(c)	Shell Company Transactions – Not Applicable

(d)	Exhibits:
     The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99	News release issued by Bob Evans Farms, Inc. on February 4, 2009, announcing preliminary financial results for the fiscal 2009 third quarter ended January 23, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: February 4, 2009	By:	/s/ Donald J. Radkoski
Donald J. Radkoski
Chief Financial Officer, Treasurer and Assistant Secretary

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated February 4, 2009

Exhibit No.	Description

99	News release issued by Bob Evans Farms, Inc. on February 4, 2009, announcing preliminary financial results for the fiscal 2009 third quarter ended January 23, 2009

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